EXHIBIT 10.1

LETTER LOAN AGREEMENT

US$100,000,000 SUPER-PRIORITY, SENIOR SECURED

DEBTOR-IN-POSSESSION CREDIT FACILITY

May 6, 2009

Abitibi-Consolidated Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec

H3B 5H2

Donohue Corp.

1155 Metcalfe Street, Suite 800

Montreal, Quebec

H3B 5H2

Dear Sirs/Mesdames:

Abitibi-Consolidated Inc. (“ACI”), with certain of its subsidiaries (collectively, the “CCAA Debtors”), has applied and been granted relief as a debtor company under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) pursuant to an order (the “CCAA Initial Order”) of the Superior Court of Quebec (the “CCAA Court”) entered on April 17, 2009 (the “CCAA Initial Order Date”). Donohue Corp. (“Donohue”), with certain of its subsidiaries (collectively, the “Chapter 11 Debtors”), each filed a voluntary petition for relief on April 16, 2009 (collectively, the “US Bankruptcy Cases”) under Title 11 of the United States Code (the “US Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “US Bankruptcy Court”).

ACI seeks adequate financial resources to proceed with its restructuring until it receives the proceeds from a sale of assets and the receipt of such proceeds is expected for November 1, 2009, at the latest. Given the extended timing of the receipt of the proceeds of such sale, ACI has requested that Bank of Montreal provide as a bridge a debtor-in-possession credit facility to ACI and Donohue for the period until the anticipated closing of such sale so that ACI and Donohue have access to the necessary liquidity to fund their working capital requirements and to pay for certain expenses during such period.

For purposes of (i) providing for working capital and for other general corporate purposes of the Borrowers and the Subsidiary Guarantors, (ii) paying fees and expenses associated with this Financing and (iii) paying costs and expenses in connection with the CCAA Debtors’ proceedings pursuant to the CCAA (the “CCAA Cases”), Bank of Montreal is pleased to offer its commitment to provide to the Borrowers up to US$100,000,000 (the “Commitment Amount”) of senior secured financing (the “DIP Facility” or the “Financing”) during the course of the CCAA Cases, subject to the terms and conditions set forth or referred to in this letter loan agreement (as amended, restated and supplemented from time to time, this “Agreement”).

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Capitalized terms used in this Agreement but not otherwise defined shall have the respective meanings given to them in Schedule A hereto. Each of the Schedules to this Agreement form part of and are integral to this Agreement.

THE PARTIES

Borrowers:	ACI and Donohue (collectively, the “Borrowers”)

Lender:	Bank of Montreal (together with its successors and permitted assigns, the “Lender”)

Subsidiary Guarantors:	The following subsidiaries of ACI shall guarantee the Obligations of the Borrowers (collectively, the “Subsidiary Guarantors”):

	(i)	Abitibi-Consolidated Company of Canada (“ACCC”);

	(ii)	3224112 Nova Scotia Limited;

	(iii)	Marketing Donohue Inc.;

	(iv)	Abitibi-Consolidated Canadian Office Products Holdings Inc.;

	(v)	3834328 Canada Inc.;

	(vi)	6169678 Canada Incorporated;

	(vii)	4042140 Canada Inc.;

	(viii)	Donohue Recycling Inc.;

	(ix)	1508756 Ontario Inc.;

	(x)	Abitibi-Consolidated Nova Scotia Incorporated;

	(xi)	Saguenay Forest Products Inc.;

	(xii)	Les Explorations Terra Nova Ltd.;

	(xiii)	The Jonquiere Pulp Company;

	(xiv)	The International Bridge and Terminal Company;

	(xv)	Scramble Mining Ltd.; and

	(xvi)	9150-3383 Québec Inc.

Sponsor:	Investissement Quebec

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THE DIP FACILITY

DIP Facility:

The Lender hereby makes available a DIP Facility of up to US$100,000,000 to the Borrowers upon the terms and conditions hereof. The DIP Facility shall be made available by way of Loans bearing interest at a rate determined by reference to the LIBO Rate (each a “LIBOR Loan”) and/or loans based on the BMO US Base Rate (each a “Base Rate Loan”) in accordance with the terms and conditions of this Agreement.

Purpose:	The proceeds of the Loans advanced under the DIP Facility shall be used only for the following purposes:

(i) to provide for working capital for and for other general corporate purposes of (x) ACI, (y) Donohue and (z) the Subsidiary Guarantors;

(ii)

to pay fees and expenses associated with the DIP Facility, including without limitation all reasonable legal and other out-of-pocket expenses incurred by the Lender and by the Sponsor in connection with the execution, maintenance and enforcement of this Agreement and the other DIP Loan Documents (collectively, the “DIP Expenses”); and

(iii) to pay costs and expenses in connection with the CCAA Cases.

The Borrowers shall not transfer any proceeds of the Loans to any subsidiary or Affiliate other than ACI and the Subsidiary Guarantors or, if the US DIP Order has been obtained, to Donohue.

None of the proceeds of the Loans shall directly be used in any way, to repay any of the obligations under the Existing Securitization Facility or any Replacement Securitization Facility.

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Availability:

Subject to the satisfaction of the Initial Availability Conditions (as set forth below), the DIP Facility shall be available to the Borrowers, up to but excluding November 1, 2009 (the “Expected Repayment Date”), by way of multiple borrowings; provided that the aggregate amount of Loans made to Donohue shall not exceed US$10 million.

For greater certainty, (i) Donohue may not borrow any Loans under the DIP Facility unless and until Donohue is granted an order from the US Bankruptcy Court (the “US DIP Order”) authorizing and approving the DIP Facility and granting the Lender a super-priority charge over the assets and undertaking of Donohue and the Chapter 11 Debtors which are subsidiaries of Donohue (collectively, the “US Subsidiary Guarantors”) and (ii) the failure to satisfy any condition herein relating to the availability of the DIP Facility insofar as Donohue is concerned (other than the absence of Specified Events of Default or Termination Events) shall not preclude ACI from borrowing hereunder.

Each borrowing of Loans under the DIP Facility shall be subject to the satisfaction of the Drawdown Conditions (as set forth below).

Loans under the DIP Facility will cease to be available and the Lender shall have no further obligation to advance Loans to the Borrowers (i) if the Further Availability Conditions (as set forth below) have not been satisfied or waived within 30 days of the Effective Date or (ii) on and after the occurrence of a Specified Event of Default and a Termination Event; provided that the Lender, in its sole discretion, may advance Base Rate Loans in the amount of any interest, fees or expenses then due and payable, which Loans shall be deemed to have been requested by ACI, and apply the proceeds of such Loans to the payment of such interest, fees or expenses.

Any amounts borrowed and repaid under the DIP Facility may not be re-borrowed.

Minimum Availability:	Notwithstanding the foregoing, a minimum availability of US$12.5 million of the Commitment Amount shall be maintained under the DIP Facility at all times.

Minimum Amounts:

Each Loan under the DIP Facility shall be in a minimum amount of US$10,000,000 (or the available undrawn amount of the Commitment Amount if it is less than US$10,000,000) and, if in excess of such amount, in multiples of US$1,000,000.

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Notice of Borrowing:

The Borrowers shall provide to each of the Lender and the Sponsor a borrowing request in the form attached as Schedule F (a “Borrowing Request”), in which, among other things, the Borrowers shall represent and warrant to the Lender that all of the Drawdown Conditions have been satisfied, at least six (6) Business Days prior to each borrowing of Loans under the DIP Facility.

Manner of Borrowing:

The Borrowers shall have the option, subject to the terms and conditions of this Agreement, to specify the type of Loan which they wish to borrow in their borrowing request; provided that (i) LIBOR Loans shall not be available if the Interest Period of such LIBOR Loan would extend past the Maturity Date and (ii) no more than five (5) LIBO Rate contracts in respect of Loans may be outstanding at any one time. If the Borrowers do not specify the type of Loan which they wish to borrow in their borrowing request, they shall be deemed to have requested a LIBOR Loan (subject to the availability of LIBOR Loans at such time). Subject to the terms and conditions hereof, and provided that no Default or Specified Event of Default has occurred and is then continuing, unless the Borrowers have otherwise given written notice to the Lender, the Borrowers shall be deemed to have elected to continue a LIBOR Loan for another Interest Period upon the termination of the current Interest Period in respect of such LIBOR Loan.

After any Specified Event of Default or Termination Event, all LIBOR Loans shall, at the option of the Lender, be converted to Base Rate Loans and the Borrowers shall be responsible for any Breakage Costs associated with such conversion.

Disbursement of Loan Proceeds:

The proceeds of all Loans advanced to the Borrowers pursuant to this Agreement shall be paid to a US Dollar account of ACI to be opened and maintained with the Lender at its main branch located at Montreal(the “Loan Account”) and such Loan proceeds shall be kept segregated from other funds of the Borrowers.

Term and Termination:	All Loans advanced hereunder shall be repaid in full and the DIP Facility shall terminate at the earliest of (each, a “Termination Event”):

	(i)	April 30, 2010 (the “Maturity Date”);

(ii)

he effective date of a plan of compromise and arrangement of the CCAA Debtors pursuant to the CCAA or a plan of compromise and arrangement of the Chapter 11 Debtors under Chapter 11 of the US Bankruptcy Code;

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(iii) upon acceleration of the DIP Facility in accordance with the terms hereof or upon the occurrence of a Specified Event of Default; and

(iv) upon any actual or asserted invalidity, impairment or unenforceability of the Sponsor Guarantee.

Evidence of Borrowings:	The Lender’s accounts and records shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Lender.
REPAYMENT, INTEREST RATES AND FEES

Interest Payment Dates:	Interest on the Loans advanced hereunder shall accrue daily and shall be payable in arrears on each Interest Payment Date at the rate applicable to such Loans.
Account for Payment:

Each payment under this Agreement shall be made for value on the day the payment is due, provided that if that day is not a Business Day, the payment shall be due on the immediately preceding Business Day (unless otherwise specified herein). All interest and other fees shall continue to accrue until payment has been received by the Lender. The Lender shall debit the Loan Account in the amount of each payment due hereunder at or before 12:00 noon (Montreal time) on the day that such payment is due.

Applicable Rates:	Each LIBOR Loan shall bear interest at the LIBO Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.
Each Base Rate Loan shall bear interest at the BMO US Base Rate in effect for each day such Loan is outstanding plus the Applicable Margin.
The “Applicable Margin” shall mean, as applicable:
(i) with respect to LIBOR Loans, 1.75% per annum; and

(ii) with respect to Base Rate Loans, 0.75% per annum.

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Overdue Payments:

In the event that the Borrowers fail to make any payment hereunder when due, as a late charge, interest on such overdue payment shall accrue at an annual rate equal to the interest rate applicable otherwise applicable hereunder in respect of such payment plus 2% per annum, from the due date thereof to the date of actual payment. If there is no interest rate specified hereunder in respect of any such payment, then the per annum interest rate for such payment shall be deemed to be the BMO US Base Rate plus 0.75% per annum.

Provisions Relating to Interest Payments:	Calculation of Interest. Any and all interest payable hereunder shall accrue from day to day and the amounts thereof shall be calculated on the basis of a year of 360 days.

Interest Act Disclosure. Solely for purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to the applicable rate based on a year of 360 days or 365 days, as the case may be, multiplied by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends and the denominator of which is 360 or 365, as the case may be, (ii) the rates of interest under this Agreement are nominal rates and not effective rates or yields and (iii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Criminal Rate of Interest. If any provision of this Agreement or the DIP Loan Documents would obligate the Borrowers to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate and any such amounts actually paid by the Borrowers in excess of the adjusted amount shall be forthwith refunded to the Borrowers.

Miscellaneous. Interest payable under this provision is payable both before and after any or all of default, demand and judgement.

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Alternate Rate of Interest:

If prior to the commencement of any Interest Period for a LIBOR Loan: (a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrowers by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any borrowing request that requests the continuation of any Loan as a LIBOR Loan shall be ineffective, and (ii) if any borrowing request requests a LIBOR Loan, such Loan shall be made as Base Rate Loan.

Break Funding Payments:

In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Specified Event of Default) or (b) the failure to borrow, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event (“Breakage Costs”) as determined by the Lender in its sole discretion. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this provision shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.

Voluntary Prepayment:

The Borrowers shall have the right to prepay any or all of the Loans at any time without premium or penalty, provided that the Borrowers shall indemnify the Lender for any Breakage Costs resulting from such prepayment in accordance with this Agreement.

Mandatory Prepayments:	The Borrowers shall be required to make mandatory prepayments of the outstanding Loans to the extent of 100% of the net cash proceeds of:
(i)

sales of assets of the Borrowers and Subsidiary Guarantors, other than (x) sales of eligible accounts receivable directly or indirectly to the Existing Securitization Facility or any Replacement Securitization Facility, (y) sales of working capital Collateral in the ordinary course of business, and (z) the sale of any and all lots of timberlands listed in Schedule G hereto;

	(ii)	insurance proceeds in respect of Collateral in the case where the insured Collateral is considered a total loss;

	(iii)	any payment by a Governmental Authority in respect of any expropriation claim; and

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	(iv)	any direct or indirect sale of the Borrowers’ interest in the assets of the Manicouagan Power Company.

For greater certainty, the Borrowers shall indemnify the Lender for any Breakage Costs resulting from such mandatory prepayment in accordance with this Agreement.

Undrawn Fee:

The Borrowers shall pay a fee to the Lender, from the date of this Agreement until the Maturity Date, payable in arrears on the last Business Day of each month and on the Termination Date, at the rate of 0.525% per annum on the average daily undrawn portion of the Commitment Amount.

Structuring Fee:	The Borrowers shall pay the following structuring fees to the Lender:
	(i)	1.0% of the Commitment Amount upon the Lender’s execution and delivery of this Agreement;

	(ii)	1.0% of the Commitment Amount upon the Effective Date; and

	(iii)	1.0% of the Commitment Amount if any Obligations are still outstanding hereunder as of the Expected Repayment Date.

Sponsor’s Upfront Fee:	The Borrowers shall pay a fee in the amount of US$656,250 to the Sponsor upon the acceptance by ACI of this Agreement.
Sponsor’s Guarantee Fee:	The Borrowers shall pay a fee in the amount of 1.75% of the Commitment Amount to the Sponsor upon the Effective Date and upon each anniversary of the Effective Date.
SECURITY AND PRIORITY

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Security:

To secure all Obligations of the Borrowers and each of the Subsidiary Guarantors under or in connection with the DIP Facility, the Lender shall be granted and will receive, pursuant to the CCAA DIP Order (and the US DIP Order, if applicable) and the DIP Loan Documents, a fully perfected first ranking (except as otherwise contemplated herein) hypothec, security interest and court-ordered superpriority charge on or applicable equivalents thereto outside of the Province of Quebec (such hypothec, security interest and charge, collectively, the “DIP Liens”) all of the existing and after acquired real and personal, tangible and intangible, assets of each of ACI (and Donohue if a Loan is advanced to it hereunder) and the Subsidiary Guarantors, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, tradenames, trademarks, copyrights, intellectual property, general intangibles, capital stock, investment property, supporting obligations, letter of credit rights, causes of action and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds (collectively, the “Collateral”). For greater certainty, the Collateral shall, in no circumstances, extend to any assets sold or transferred pursuant to the Existing Securitization Facility or any Replacement Securitization Facility (whether before or after the date hereof) or any assets of ACUSFC (as defined below).

Carve-Out:	Notwithstanding the foregoing, the DIP Liens in the Collateral shall be subject and subordinate to:
(i)

an administration charge ordered by the CCAA Court (the “Administration Charge”) in an aggregate amount not exceeding US$6.0 million for the payment of (x) allowed and unpaid professional fees and disbursements incurred by professionals retained by ACI and its subsidiaries in respect of the CCAA Cases and the associated business and financial restructuring and (y) allowed professional fees and disbursements of the Monitor appointed in the CCAA Cases, including allowed legal fees and expenses of such monitor; and

(ii)

a directors’ charge (a “Directors’ Charge”) in favour of the directors and officers of ACI and Donohue and their respective subsidiaries in an amount not to exceed US$22.5 million and upon terms reasonably satisfactory to the Lender and the Sponsor.

Permitted Encumbrances:	All Collateral shall be free and clear of other liens, encumbrances and claims, except for the following (collectively, the “Permitted Encumbrances”):

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	(i)	charges, including without limitation the Administration Charge and the Directors’ Charge, created under the CCAA Initial Order and the CCAA DIP Order;

	(ii)	existing validly perfected liens granted by the Borrowers and the Subsidiary Guarantors prior to the CCAA Initial Order Date, which shall rank after the DIP Liens; and

	(iii)	those Liens listed on Schedule C hereto.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any DIP Loan Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Encumbrance), nothing herein and no approval by the Lender of any Lien or Permitted Encumbrance (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Lender of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favour of any Lien or Permitted Encumbrance or any holder of any Lien or Permitted Encumbrance, except to the extent specifically set forth herein or in such approval.

CONDITIONS TO EFFECTIVENESS AND AVAILABILITY

Initial Availability Conditions:

The effectiveness of the DIP Facility and the Lender’s obligation to advance the initial Loan hereunder (which must be advanced to ACI) shall be subject to and conditional upon the satisfaction of the following:

	(i)	receipt of a certified signed copy of the CCAA Initial Order, which shall not have been vacated, reversed, modified, amended or stayed;

(ii)

receipt of a certified signed copy of the order of the CCAA Court (the “CCAA DIP Order”), in form and substance satisfactory to the Lender, the Lender’s counsel, the Sponsor and the Sponsor’s counsel, approving and authorizing the DIP Facility and the granting of the DIP Liens, and which CCAA DIP Order (i) shall authorize extensions of credit in amounts not in excess of US$100 million, (ii) shall authorize the payment by the Loan Parties of all of the DIP Expenses provided for in respect of the DIP Facility in this Agreement and (iii) shall not have been vacated, reversed, modified, amended or stayed;

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(iii)	each of this Agreement and the other DIP Loan Documents (including for greater certainty the Sponsor Guarantee) shall have been duly executed and delivered to the Lender;

(iv)	receipt by the Lender of a certified copy of the signed order in council of the Government of Quebec authorizing the Sponsor to grant the Sponsor Guarantee;

(v)	the Loan Account shall have been opened by the Borrowers;

(vi)

receipt by the Lender of a duly executed Perfection Certificate, although a Perfection Certificate in respect of Donohue and its subsidiaries shall only be required prior to the initial advance of a Loan to Donohue;

(vii)

receipt by the Lender of satisfactory certificates of status, certificates of compliance, certificates of good standing or other equivalent certificates, issued in respect of each Loan Party by the applicable Governmental Authority in each Loan Party’s respective jurisdiction of incorporation or organization, which certificates shall be dated no earlier than five (5) Business Days prior to the Effective Date;

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(viii)

receipt by the Lender of a certificate and/or certificates of each Loan Party signed on behalf of such Loan Party by its respective President, Chief Executive Officer, Treasurer or Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to: (A) the accuracy and completeness of the articles or other charter documents of such Loan Party attached to such certificate and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws or equivalent governing documents of such Loan Party attached to such certificate and the absence of any changes thereto; (C) the accuracy and completeness of the resolutions of the board of directors or of the shareholders (or persons performing similar functions) of such Loan Party attached to such certificate, approving the DIP Facility and each of the DIP Loan Documents, and that such resolutions are in effect and have not been rescinded or amended; (D) the incumbency and specimen signatures of the officers and directors of such Loan Party authorized to execute the DIP Loan Documents on behalf of such Loan Party; and (E) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of such Loan Party;

(ix)

receipt by the Lender of such certificates representing certificated securities of the wholly-owned subsidiaries of the Borrowers other than ACUSFC whose equity interests are pledged to the Lender pursuant to a security document required hereunder (the “Wholly-Owned Pledged Securities”) accompanied by undated transfer powers of attorney, duly executed in blank, as the Loan Parties may be able to deliver using their best efforts;

(x)

receipt by the Lender of a signed legal opinion from Gowling Lafleur Henderson LLP, counsel to the Sponsor, in form and substance acceptable to the Lender, as to (a) the existence and capacity of the Sponsor, (b) the authorization, execution and delivery by the Sponsor of the Sponsor Guarantee, (c) the enforceability of the Sponsor Guarantee, (d) the non-contravention of Requirements of Law, and all other matters which the Lender or the Lender consider necessary in their sole absolute discretion;

(xi)	the Borrowers shall have paid all accrued and unpaid fees and DIP Expenses;

(xii)	receipt by the Lender of a rolling 13 week cash forecast of receipts and disbursements of the Borrowers and their respective subsidiaries, in form and substance reasonably satisfactory to the Lender;

(xiii)	no Default, Specified Event of Default or Termination Event under the DIP Loan Documents shall have occurred and be continuing;

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(xiv)

evidence of the continuance of the Existing Securitization Facility until at least 45 days following the earlier of (i) the CCAA Initial Order Date and (ii) the date that the Chapter 11 Debtors commenced proceedings before the US Bankruptcy Court;

(xv)

receipt by the Lender of written confirmation from the Sponsor, in the form attached as Schedule H hereto, that it is satisfied that all of the Initial Availability Conditions and all of the conditions under the Sponsor Guarantee have been met; and

(xvi)

receipt by the Lender of evidence acceptable to the Lender that all other actions that the Lender may deem necessary or desirable in order to perfect and protect the DIP Liens has been taken, including without limitation, receipt by the Lender of proper financing statements, publications and equivalent registration statements under the personal property legislation of all jurisdictions that the Lender may deem necessary or desirable in order to perfect and protect the DIP Liens in the Collateral created or purported to be created hereunder or under the DIP Loan Documents, in each case completed in a manner reasonably satisfactory to the Lender;

(xvii)

the Lender being named as additional insured under the liability insurance coverages maintained by the Loan Parties and loss payee on any casualty insurances in existence and required by the Lender, including insurance with respect to any real property Collateral; and

	(xviii)	such other documents, conditions or evidences as the Lender may request, acting reasonably.

Further Availability Conditions:	The Lender’s obligation to advance Loans to the Borrowers under this Agreement shall be subject to and conditional upon the satisfaction of the following on or before 30 days after the Effective Date:

	(i)	the Initial Availability Conditions shall continue to be satisfied;

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(ii)

not later than May 15, 2009, the term of the stay of proceedings against the CCAA Debtors shall have been extended by the CCAA Court (the “CCAA Extension Order”) beyond the term initially set out in the CCAA Initial Order, and the CCAA Extension Order shall be in full force and effect without any variation, amendment, stay or other modification to which Lender has not consented in writing in its sole discretion;

	(iii)	receipt by the Lender of all Wholly-Owned Pledged Securities not previously delivered accompanied by undated transfer powers of attorney, duly executed in blank;

(iv)

receipt by the Lender of such certificates representing the issued and outstanding equity interests of Manicouagan Power Company and ACH Limited Partnership held by Abitibi-Consolidated Company of Canada accompanied by undated transfer powers of attorney, duly executed in blank, as the Loan Parties may be able to deliver using commercially reasonable best efforts;

	(v)	receipt by the Lender of the current Cash Flow Forecast;

(vi)

receipt by the Lender of satisfactory results of Lien searches in each of the jurisdictions where the Borrowers and the Subsidiary Guarantors are organized and where assets of Borrowers or Subsidiary Guarantors are located, and such search shall reveal no liens or encumbrances on any of the Collateral other than Permitted Encumbrances;

(vii)

receipt by the Lender of written confirmation from the Sponsor, in the form attached as Schedule H hereto, that it is satisfied that all of the Further Availability Conditions and all of the conditions under the Sponsor Guarantee have been met; and

	(viii)	payment of all accrued and unpaid fees and DIP Expenses.

Drawdown Conditions:	The obligation of the Lender to make a Loan to the Borrowers (or to continue a LIBOR Loan) on any date is subject to the satisfaction of the following conditions:

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(i)

the Loan requested pursuant to the Borrowing Request shall have been authorized by the Sponsor (as evidenced by the confirmation referred to in paragraph (ii) below) and the Lender based on the needs of ACI and the Subsidiary Guarantors given the most recent Cash Flow Forecast reviewed and taken into consideration by the Monitor (it being understood that such Cash Flow Forecast, as of the date hereof, provides for a first Loan of US$30 million to be disbursed in the week of May 3, 2009);

(ii)

receipt by the Lender, no later than three (3) Business Days prior to the requested date of the borrowing, of written confirmation from the Sponsor, in the form attached as Schedule H hereto, (i) that it is satisfied that all of the Drawdown Conditions and all of the conditions under the Sponsor Guarantee have been met and (ii) authorizing the Lender to advance the requested Loan to the Borrowers;

(iii)	there shall be minimum availability of US$12.5 million of the Commitment Amount;

(iv)	receipt by the Lender of a duly executed Borrowing Request;

(v)

the representations and warranties contained in each of the DIP Loan Documents shall be correct in all material respects on and as of such date, before and after giving effect to such Loan (or continuance), as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Loan (or continuance);

(vi)	the Loan Parties shall not be in any material breach of any covenant under this Agreement or the other DIP Loan Documents;

(vii)

each of the Orders (if applicable) shall be executory notwithstanding appeals and have not been vacated, reversed, modified, amended or stayed in any respect without the prior written consent of the Lender and the Sponsor acting in their sole discretion;

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(viii)

the net cash (determined after taking into account the availability under the DIP Facility) of the Borrowers, as disclosed in the Cash Flow Forecast, for the following four weeks is sufficient to meet the anticipated obligations of the Borrowers during such time period as disclosed in the Cash Flow Forecast;

(ix) no Default, Specified Event of Default or Termination Event under the DIP Loan Documents shall have occurred or be continuing;

(x)

with respect to Loans to be made to Donohue and the Chapter 11 Debtors only, the Lender shall have received a certified copy of the US DIP Order, in form and substance satisfactory to the Lender, the Lender’s counsel, the Sponsor and the Sponsor’s counsel, approving and authorizing the DIP Facility and the granting of the DIP Liens, and which US DIP Order (i) shall authorize extensions of credit in amounts not in excess of US$100 million, (ii) shall authorize the payment by the Loan Parties of all of the DIP Expenses provided for in respect of the DIP Facility in this Agreement and (iii) shall not have been vacated, reversed, modified, amended or stayed; and

(xi) for all Loans other than the initial Loan hereunder, the Monitor shall have approved, in writing, the requested Loan.

REPRESENTATIONS; COVENANTS; EVENTS OF DEFAULT

Representations and Warranties:	See Schedule D.

Covenants:	See Schedule E.

Specified Events of Default:	The occurrence of any of the following shall constitute a “Specified Event of Default” under this Agreement:
(i)

failure of the Borrowers to pay (i) the principal of any Loan when due (including any mandatory prepayments thereof) or (ii) any interest on any Loan or any other amount within three business days after such interest or other amount becomes due;

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(ii)

any of the Orders are stayed, vacated or otherwise cease to be in full force and effect or are modified or amended in a manner which could have a Material Adverse Effect, as determined by the Lender and the Sponsor in their sole discretion;

(iii)

any Borrower or their respective subsidiaries (other than Bridgewater Paper Company Limited) becomes subject to a proceeding under the Bankruptcy and Insolvency Act (Canada) or equivalent bankruptcy statutes or any Borrower or Subsidiary Guarantor shall file a motion or other pleading seeking the dismissal of the CCAA Cases or US Bankruptcy Cases;

(iv)

any material provision (as determined by the Lender in its sole discretion) of any DIP Loan Document (other than the Sponsor Guarantee) shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing;

(v)

the Existing Securitization Facility is terminated without replacement by a Replacement Securitization Facility or there occurs a default which continues unwaived beyond the applicable grace period under the Existing Securitization Facility or under a Replacement Securitization Facility; or

	(vi)	The failure of the Borrowers to repay the DIP Facility on or before November 1, 2009.

Remedies:

Upon the occurrence of a Specified Event of Default or Termination Event, whether or not there is availability under the DIP Facility, without any notice or demand whatsoever, the right of the Borrower to receive any Loan or other accommodation of credit shall be terminated, subject to any applicable notice provision in any Order (as the case may be) in the case of remedies against Collateral (which notice provisions shall be acceptable to the Lender) and the Lender shall be entitled, in addition to all other remedies at law and under any security or other agreement, to sweep the Loan Account and to apply any credit balance in such Loan Account against any outstanding Obligations owing to the Lender, in any order as the Lender may determine in its sole discretion.

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Without limiting the foregoing, upon the occurrence of a Specified Event of Default or Termination Event the Lender shall have the right to exercise all other customary remedies, including, without limitation, the right to realize on all Collateral and to call upon the Monitor to file a report with the Court stating the occurrence of such an event and the fact of the DIP being immediately due and payable (and, as the case may be, unpaid) under provisions of Section 11.7 of the CCAA apply.

PROTECTIVE PROVISIONS

Increased Costs:

If, due to either (i) the introduction of or any change in or in the interpretation of any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or of making, funding or maintaining LIBOR Loans, then the Borrowers shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased costs; provided, however, that the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

If the Lender determines that compliance with any Requirement of Law or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender and that the amount of such capital is increased by or based upon the existence of the Lender’s commitment to lend hereunder, then, upon demand by the Lender, the Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers by the Lender shall be conclusive and binding for all purposes, absent manifest error.

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Illegality:

Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of Requirement of Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans hereunder, then, on notice thereof and demand therefor by the Lender to the Borrowers, (i) each LIBOR Loan will automatically, upon such demand, converted into a Base Rate Loan and (ii) the obligation of the Lender to make LIBOR Loans shall be suspended until the Lender shall notify the Borrowers that the Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would allow the Lender or its lending office to continue to perform its obligations to make LIBOR Loans or to continue to fund or maintain LIBOR Loans and would not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

Indemnity:

The Borrowers and the Subsidiary Guarantors will indemnify and hold harmless the Lender and each of its affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Person”) from and against any and all suits, actions, proceedings, orders, claims, damages, losses, liabilities and expenses (including reasonable legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as a result of or in connection with credit having been extended, suspended or terminated under the DIP Facility, the DIP Loan Documents or the use of the proceeds thereof, and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder or thereunder and any actions or failures to act in connection therewith including the taking of any enforcement actions by the Lender, including any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the DIP Loan Documents save and except in the case of gross negligence or wilful misconduct of an Indemnified Person.

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Taxes:

All payments made by the Borrowers or the Subsidiary Guarantors to the Lender under this Agreement and the other DIP Loan Documents shall be free and clear of any present or future Taxes whatsoever (other than income and franchise taxes in the jurisdiction of the Lender’s applicable lending office). The Lender will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to the Lender) to minimize to the extent possible any applicable Taxes and the Borrowers will indemnify the Lender for such taxes paid by the Lender.

MISCELLANEOUS

Expenses:	The DIP Expenses shall be paid by the Borrowers and shall be secured by the DIP Liens. Such expenses shall be payable whether or not the DIP Facility closes.

Notice:

All notices and other communications provided for hereunder shall be in writing (including via facsimile communication) and mailed, telecopied or delivered: if to any Borrower or any Subsidiary Guarantor, at 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Attention: Chief Financial Officer and Chief Legal Officer, fax number 514.394.3644 as well as to the attention of (i) Stikeman Elliott LLP, Canadian counsel to the Borrowers, at its address at 1155 René-Lévesque Blvd. West, Suite 4000, Montreal, Quebec, H3B 3V2, Attention: Marc Barbeau and Howard Rosenoff, fax number 514.397.3222, and (ii) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention: Kelly Cornish, fax number 212.757.3990; if to the Lender, at its address at 4th Floor, First Canadian Place, 100 King St West, Toronto, M5X 1H3, Attention: Stanley Julien and Elizabeth Armstrong, fax number 416.359.7796 with a copy to McMillan LLP, Brookfield Place, Suite 4400, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario, M5J 2T3, Attention: Andrew J.F. Kent, fax number 416.865.7048; or, as to the Borrowers, any Subsidiary Guarantor or the Lender, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective three Business Days after being deposited in the mail, first class postage prepaid or confirmed as received when sent by telecopier, respectively.

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Right of Set-Off:

Subject to the Orders, upon (a) the occurrence and during the continuance of any Specified Event of Default or Termination Event, the Lender and each Affiliate of the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrowers or any Subsidiary Guarantor against any and all of the Obligations now or hereafter existing under this Agreement or the DIP Loan Documents, irrespective of whether the Lender shall have made any demand under this Agreement or such DIP Loan Documents and although such obligations may be unmatured. The Lender agrees promptly to notify the applicable Borrowers or Subsidiary Guarantors after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its respective Affiliates under this provision are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its respective Affiliates may have.

Governing Law:

This Agreement shall be construed in accordance with and governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein and the parties shall attorn to the non-exclusive jurisdiction of the courts of the Province of Quebec.

Entire Agreement:

This Agreement, the DIP Loan Documents and all documents contemplated by or delivered under or in connection with this Agreement and the DIP Loan Documents, constitute the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

Amendments:	No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement.

Waivers:

No failure to exercise, and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

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Assignment and Enurement:

This Agreement shall enure to the benefit of and be binding on the parties hereto and their successors and permitted assigns. The Borrowers may not assign their respective rights or obligations under this Agreement or the DIP Loan Documents without the prior written consent of the Lender. The Lender, subject to the prior authorization of the Sponsor, acting reasonably and without delay, may assign its Loans under the DIP Facility and its rights and interests under this Agreement and the other DIP Loan Documents and customary participation rights will be available; provided that the Lender shall not require the prior authorization of the Sponsor to assign its Loans under the DIP Facility and its rights and interests under this Agreement and the other DIP Loan Documents: (i) to any financial institution listed under Schedule I or Schedule II of the Bank Act (Canada) or (ii) after the occurrence of a Termination Event if the Sponsor is in breach of its obligations under the Sponsor Guarantee.

Voting

If the Lender assigns any part of its Loans under the DIP Facility and its rights and interests under this Agreement and the other DIP Loan Documents in accordance with the terms of this Agreement, including by way of subrogation, then any action expressed to be taken or discretion expressed to be exercised hereunder by the Lender shall require the unanimous consent of the Lender and all such assignees or subrogated parties.

Counterparts:

This Agreement may be executed and delivered by way of facsimile and in any number of counterparts each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

Time of the Essence:	For each provision of this Agreement, time is of the essence.

Donohue:

Notwithstanding anything contained herein to the contrary and Donohue’s signature hereinbelow (i) this Agreement shall not be enforceable against Donohue or its subsidiaries; and (ii) all references to “Borrowers”, “Loan Parties” and “subsidiaries” shall be deemed to exclude Donohue and its subsidiaries, until such time as the US DIP Order has been entered by the US Bankruptcy Court. The Lender hereby acknowledges that Donohue shall have no obligation to take any actions with a view to obtaining the US DIP Order and its failure to take any such actions shall not affect the rights of ACI hereunder.

Choice of Language:

It is the express wish of the parties that this document and any related documents be drawn up and executed in English. Les parties aux présentes ont expressément demandé que ce document et tous les documents s’y rattachant soient rédigés et signés en anglais.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing is acceptable to you, please confirm your acceptance of the terms and conditions as set forth herein by executing and delivering this Agreement to the Lender by no later than 5:00 pm (Toronto time) on May 7, 2009.

Yours very truly,
BANK OF MONTREAL
Per:	/s/ Y. Sanda
Name:	Y. Sanda
Title:	Managing Director

    ACKNOWLEDGED, AGREED AND ACCEPTED

    this 6 of May, 2009 by:

ABITIBI-CONSOLIDATED INC., a debtor and a debtor-in-possession, as Borrower

Per:	/s/ Allen Dea
Name:	Allen Dea
Title:	Authorized Signatory

DONOHUE CORP., a debtor and a debtor-in-possession, as Borrower

Per:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	Authorized Signatory

    LES PRÉSENTES SONT REÇUES ET

    ACCEPTÉES LE  6 May 2009 PAR:

INVESTISSEMENT QUÉBEC

Per:	/s/ Gerald Tremblay
Name:	Gerald Tremblay
Title:	Authorized Signatory

LETTER LOAN AGREEMENT DIP FACILITY

Schedule A – Definitions and Interpretation

SECTION 1 - DEFINITIONS

1.1	Definitions.

In this Agreement, capitalized terms shall have the meanings given to them in the body of the Agreement, and:

(1)       Affiliate means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

(2)       BMO US Base Rate means the greater of (i) the rate of interest per annum equal to the sum of the LIBO Rate plus 1.00% and (ii) the rate of interest per annum publicly announced from time to time by the Lender as its prime rate in effect at its office in Toronto for US Dollar commercial loans (such rate not being intended to be the lowest rate of interest charged by the Lender in connection with extensions of credit to debtors).

(3)       Business Day means a day on which banks are open for business in the City of Montreal, but does not include a Saturday, Sunday or holiday in the Province of Quebec. Each Business Day will end at 4:00 p.m. (Toronto time) on that day.

(4)       Cash Flow Forecast means, collectively, the 13-week cash flow forecast prepared each week by the Borrowers in form and with detail substantially similar to the 13-week cash flow forecast delivered to the Lender on the Effective Date, which shall reflect the Borrowers’ good faith projection of all cash receipts and disbursements in connection with the operation of their and their respective subsidiaries’ businesses for the next 13 week period.

(5)       Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

(6)       Default means any event or condition that constitutes a Specified Event of Default or Termination Event or that upon notice, lapse of time or both would, unless cured or waived, become a Specified Event of Default or Termination Event.

(7)       DIP Loan Documents means, collectively, the following agreements, each of which shall be in form and substance satisfactory to the Lender in its sole discretion:

(a)	this Agreement;
(b)	an Offer of Loan Guaranty between the Sponsor and the Borrowers (the “Sponsor Commitment”);
(c)	a Guarantee from the Sponsor of all of the Obligations of the Borrowers under the DIP Loan Documents (the “Sponsor Guarantee”);

Sch. A - 1	LETTER LOAN AGREEMENT DIP FACILITY

(d)

universal hypothecs for an amount of CDN$140,000,000 charging the universality of the assets of ACI and each of the Subsidiary Guarantors’ movable and immovable property, present and future (the “Hypothecs”);

(e)	a Guarantee from each of the Subsidiary Guarantors of all of the obligations of the Borrowers under the DIP Loan Documents (collectively, the “Subsidiary Guarantees”); and
(f)	a debenture charging the real property and personal property of ACI and each of the Subsidiary Guarantors (the “Debentures”).

(8)       Effective Date means the date upon which all of the Initial Availability Conditions have been satisfied or waived.

(9)       Environmental Laws means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release of, or exposure to, any Hazardous Material or to occupational health and safety matters.

(10)     Existing Securitization Facility means the receivables purchase facility pursuant to the Amended and Restated Purchase and Contribution Agreement dated as of January 31, 2008, as amended, among ACI, Abitibi Consolidated Sales Corporation (“ACSC”) and Abitibi-Consolidated U.S. Funding Corp. (“ACUSFC”) and to the Amended and Restated Receivables Purchase Agreement dated as of January 31, 2008, as amended, among ACUSFC, Eureka Securitisation, plc, Citibank, N.A., Citibank, N.A., London Branch, ACSC and ACI and any agreement and/or document executed and/or delivered in connection therewith.

(11)     Governmental Authority means the government of Canada, the United States of America, or any other nation, or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(12)     Hazardous Materials means (i) any petroleum products or by-products and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and other ozone-depleting substances, and toxic mold; and (ii) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

(13)     Interest Payment Date means (a) with respect to any Base Rate Loan, the last day of each calendar month and the Termination Date (or the next preceding Business Day if the last day of a calendar month is not a Business Day) and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such Loan.

(14)     Interest Period means, with respect to any LIBOR Loan, the period commencing on the date of the borrowing of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Sch. A - 2	LETTER LOAN AGREEMENT DIP FACILITY

Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a LIBOR Loan initially shall be the date on which the advance of such Loan is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

(15)     LIBO Rate means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits in an amount comparable to the amount of such LIBOR Loan and with a maturity comparable to such Interest Period. If at any time the LIBO Rate would otherwise be less than 3.00% based on the foregoing methodology, then the LIBO Rate shall be deemed to be 3.00% at such time notwithstanding the foregoing.

(16)     Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge (including any court-ordered charge) or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities owned by the applicable Person, any purchase option, call or similar right of a third party with respect to such securities.

(17)	Loan Parties means each of ACI, Donohue and each Subsidiary Guarantor.

(18)     Loan means each of the loans and advances made by the Lender pursuant to this Agreement.

(19)     Material Adverse Effect means a material adverse effect on (a) the business, assets, results of operations or financial condition of ACI, Donohue and their respective subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any DIP Loan Document, (c) the Collateral, taken as a whole, or the Lender’s DIP Liens on the Collateral, taken as a whole, or the priority of such DIP Liens, or (d) the rights and remedies of the Lender under the DIP Loan Documents, provided that the filing of the CCAA Cases and the US Bankruptcy Cases and the DIP Liens and the consequences that customarily result from proceedings under Chapter 11 of the Bankruptcy Code or the CCAA, as the case may be, shall not be considered in determining whether there has been a “Material Adverse Effect”.

(20)     Monitor means Ernst & Young Inc. in its capacity as court appointed monitor in the CCAA Cases.

(21)     Obligations means all the indebtedness, liabilities and obligations of the Borrowers and each of the Subsidiary Guarantors, present and future, direct and indirect, absolute and

Sch. A - 3	LETTER LOAN AGREEMENT DIP FACILITY

contingent, matured and unmatured, solidarily, at any time or from time to time existing or arising under or by virtue of or otherwise in connection with this Agreement and any other DIP Loan Documents which are or may become at any time and from time to time owing or payable by the Borrowers or any of the Subsidiary Guarantors to the Lender, or which remain owing and unpaid to the Lender or the Sponsor, including, without limitation, any costs or expenses, including all reasonable legal and other costs, including any Breakage Costs, incurred by the Lender and the Sponsor in connection with preserving or enforcing, or attempting to preserve or enforce, their rights under this Agreement or the DIP Loan Documents.

(22)     Orders means, collectively, the CCAA Initial Order, the CCAA DIP Order, the CCAA Extension Order, the US DIP Order and the US Bankruptcy Cases.

(23)     Perfection Certificate means a certificate executed by an officer of ACI and each Subsidiary Guarantor and, upon the initial borrowing by Donohue, by an officer of Donohue, which provides details of the Collateral owned by each such Loan Party, which certificate shall be in form and substance acceptable to the Lender and the Sponsor.

(24)     Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(25)     Replacement Securitization Facility means any replacement facility of the Existing Securitization Facility, including, without limitation, an asset based lending facility, which provides a materially equivalent benefit or is substantially similar to the Existing Securitization Facility and any agreement and/or document executed and/or delivered in connection therewith.

(26)     Requirement of Law means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and including Environmental Laws.

(27)     subsidiary means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

(28)     Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Sch. A - 4	LETTER LOAN AGREEMENT DIP FACILITY

SECTION 2 - INTERPRETATION

(1)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time.

(2)       For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC, PPSA or Code shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (1) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”.

Sch. A - 5	LETTER LOAN AGREEMENT DIP FACILITY

Schedule B

[Intentionally deleted]

Sch. B - 1	LETTER LOAN AGREEMENT DIP FACILITY

Schedule C – Permitted Encumbrances

1.	Any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established.
2.	Any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent.
3.

Liens constituting encumbrances in the nature of zoning restrictions, easements (including reciprocal easement agreements), rights-of-way, municipal building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, or other similar restrictions, title defects or other irregularities that were not incurred in connection with and do not secure indebtedness for borrowed money and do not materially affect the value the property subject to such Lien or the use of such property in the conduct of the business of any Loan Party.

4.

Liens in connection with indebtedness for borrowed money so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such indebtedness or subject to the applicable capital lease.

5.	Liens arising from judgments, orders, or other awards.
6.

Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation.

7.

Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with business operations or the ownership of a Loan Party’s assets, provided that such Liens do not materially interfere with the use of such Loan Party’s assets or the operation of its business.

Sch. C - 1	LETTER LOAN AGREEMENT DIP FACILITY

Schedule D – Representations and Warranties

Each of the Borrowers represents and warrants to the Lender that:

1.

Organization; Qualification; Authority. Each of the Borrowers and their respective subsidiaries (i) is a corporation, partnership, limited liability company or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation except where the failure to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect, (ii) is duly qualified as a foreign corporation (or other entity) and in good standing (or the functional equivalent thereof, if applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed and in good standing (or the functional equivalent thereof, if applicable), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) subject to the entry of the CCAA Initial Order by the CCAA Court, has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2.

No Contravention. Upon the entry of the applicable Orders, the execution, delivery and performance by each Loan Party of this Agreement, and each of the other DIP Loan Documents to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby and thereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any Requirement of Law, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or any of their properties entered into by such Loan Party after the CCAA Initial Order Date, or (iv) except for the Liens created under the DIP Loan Documents and the Orders, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its subsidiaries.

3.

Execution; Enforceability. This Agreement has been, and each of the other DIP Loan Documents when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other DIP Loan Document when delivered hereunder will be, subject to the entry of the applicable Order, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the Orders.

4.

Approvals and Consents. Except for the entry of the Orders, filings or recordings already made or to be made pursuant to any federal law, rule or regulation or filings or recordings to be made in any jurisdiction outside of Canada, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body

Sch. D - 1	LETTER LOAN AGREEMENT DIP FACILITY

or any other third party, is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement or any other DIP Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the DIP Loan Documents, (iii) the validity, priority, perfection or maintenance of the Liens created under the DIP Loan Documents (including the requisite priority set forth in the Orders) or (iv) subject to the Orders, the exercise by the Lender of its rights under the DIP Loan Documents or the remedies in respect of the Collateral pursuant to the DIP Loan Documents.

5.

Subsidiaries. The Perfection Certificate sets forth a complete and accurate list of all subsidiaries of ACI and Donohue, as the case may be, showing as of the Effective Date (as to each such subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the equity interests owned (directly or indirectly) by each such Borrower or its respective subsidiaries, and, in addition with respect to each Loan Party, such Loan Party’s exact legal name, location, chief executive office, type of organization and organizational identification number.

6.

Capital Stock. As of the Effective Date, all of the outstanding capital stock of each Loan Party (other than any Borrower) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed in the Perfection Certificate in the percentages specified therein free and clear of all Liens, except for the DIP Liens and Permitted Encumbrances.

7.

Properties. As of the Effective Date, each of the Loan Parties has good and marketable title (subject only to Permitted Encumbrances) to the properties reflected on the Borrowers’ balance sheet as of December 31, 2008. Each of the Loan Parties owns and has on the date hereof good and marketable title or subsisting leasehold interest subject to Permitted Encumbrances to, and enjoys on the date hereof peaceful and undisturbed possession of, all such material properties, including without limitation, the Collateral, that are necessary for the operation and conduct of its business. There are no Liens of any nature whatsoever on any assets of any Loan Party other than: (i) Liens granted pursuant to the Orders, this Agreement and the DIP Loan Documents except as set out in the Orders and (ii) Permitted Encumbrances. The Perfection Certificate contains a complete and correct list of all Liens in existence as of the Effective Date with respect to any Loan Party. No Loan Party is party to any contract, agreement, lease or instrument entered into on or after the CCAA Initial Order Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien that is not a Permitted Encumbrance on any assets of such Loan Party in violation of this Agreement.

8.

Tax Returns. Each Loan Party and each of its subsidiaries has filed or caused to be filed all tax returns and reports (federal, state, provincial, local and foreign) which are required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, together with applicable interest and penalties, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party, as

Sch. D - 2	LETTER LOAN AGREEMENT DIP FACILITY

applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9.

Tax Withholdings. Each of the Loan Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with all Requirements of Law. No Loan Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the DIP Loan Documents. For any Canadian pension plan, and for any other Canadian benefit plan of the Loan Parties, which is a defined contribution plan requiring any Loan Party to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Canadian pension plan or Canadian benefit plan, all required employer contributions have been properly withheld by such Loan Party and fully paid into the funding arrangements for the applicable Canadian pension plan or Canadian benefit plan other than the failure to pay the special amortization payments pursuant to any of its Canadian pension plans. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.

10.

Security Documents and Perfection. Each of the Hypothecs and each of the Debentures is effective to create in favour of the Lender an enforceable security interest or hypothec in the Collateral described therein and proceeds and products thereof. When financing statements and certified statements in appropriate form are filed in the applicable public offices in the jurisdictions specified in the Perfection Certificate and such other filings and actions as are specified in the Hypothecs and each of the Debentures have been completed, the Hypothecs and each of the Debentures shall constitute a valid and fully perfected Lien on, and, as applicable, security interest and hypothec in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Encumbrances).

11.

Mortgages. Each of the Debentures and Hypothecs when delivered by the Loan Parties with respect to the real property Collateral will be effective to create in favour of the Lender an enforceable Lien on the mortgaged properties described therein and, when filed in the recording office designated by the Borrowers, shall constitute a validly registered Lien on all right, title and interest of the Loan Parties in the mortgaged properties described therein, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Permitted Encumbrances).

12.

Insurance. The Loan Parties maintain insurance policies and coverage which (i) is sufficient for compliance with all Requirements of Law and of all material agreements to which any Loan Party is a party, (ii) is provided under valid, outstanding and enforceable policies, and (iii) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually

Sch. D - 3	LETTER LOAN AGREEMENT DIP FACILITY

insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Loan Parties. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Loan Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.

Sch. D - 4	LETTER LOAN AGREEMENT DIP FACILITY

Schedule E – Covenants

The Borrowers will, and shall cause each of the Subsidiary Guarantors to covenant and agree so long as any Obligations remain outstanding under the DIP Facility, the Borrowers and each of the Subsidiary Guarantors, provided that these covenants shall only apply to Donohue and the US Subsidiary Guarantors if a Loan is advanced to Donohue hereunder:

1.

Corporate Existence. Shall preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; provided that, notwithstanding the foregoing, such failure to preserve the same shall only be permitted if it could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.

Compliance with Laws. Shall comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.	Insurance.
(i)

Shall keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any Borrower or any Subsidiary Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance).

(ii)

Shall, in the case of any fire, accident or other casualty causing loss or damage to any Collateral of any Loan Party, cause all proceeds of such policies to be used promptly to repair or replace any such damaged properties, unless otherwise directed by the Lender.

(iii)

Shall obtain endorsements to the policies pertaining to all physical properties in which the Lender shall have a Lien under the DIP Loan Documents, naming the Lender as a loss payee and containing (A) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Lender, and (B) a standard non contributory “mortgagee”, “lender” or “secured party” clause, as well as such other provisions as the Lender may require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Lender, premium prepaid.

Sch. E - 1	LETTER LOAN AGREEMENT DIP FACILITY

4.

Obligations and Taxes. Shall pay all its obligations arising after the CCAA Initial Order Date promptly and, in accordance with their terms except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and pay and discharge and cause each of its subsidiaries to pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property other than de minimus amounts in relation to Taxes, assessments, governmental charges or levies arising, or attributed to the period, after the CCAA Initial Order Date, before the same shall become in default, as well as all lawful claims for labour, materials and supplies or otherwise arising after the CCAA Initial Order Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that each Borrower and each Subsidiary Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrowers and the Subsidiary Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

5.	Access to Books, Records and Properties.
(i)

Shall maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers and their respective subsidiaries; and provide the Lender and its representatives access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lender may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by any Borrower or any Subsidiary Guarantor to the Lender pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrowers and the Subsidiary Guarantors with the officers and independent accountants of the Borrowers; provided that the Borrowers shall have the right to be present at any such visit or inspection.

(ii)

Shall grant the Lender access to and the right to inspect all reports, audits and other internal information of the Borrowers and the Subsidiary Guarantors relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.

(iii)

Shall at any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Lender and/or any representatives designated by the Lender (including any consultants, accountants, lawyers and appraisers retained by the Lender) to visit the properties of the Borrowers and the Subsidiary Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Collateral, and to monitor the Collateral and all related systems; provided that the Borrowers shall have the right to be present at any such visit and, unless a Specified Event of Default has occurred and is continuing, such visits permitted under this clause (iii)

Sch. E- 2	LETTER LOAN AGREEMENT DIP FACILITY

shall be coordinated through the Lender and shall be made no more frequently than once in any fiscal quarter.

6.	Use of Proceeds. Shall use the proceeds of the Loans solely for the purposes, and subject to the restrictions, set forth under the heading “Purpose”.
7.

Validity of Loan Documents. Shall object to any application made on behalf of any Loan Party or by any Person to the validity of any DIP Loan Document or the applicability or enforceability of any DIP Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any DIP Loan Document or any payment made pursuant thereto.

8.	Further Assurances.
(i)

Shall promptly upon reasonable request by the Lender, correct, and cause each of its subsidiaries promptly to correct, any material defect or error that may be discovered in any DIP Loan Document or in the execution, acknowledgment, filing or recordation thereof

(ii)

Shall promptly upon reasonable request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the DIP Loan Documents, (B) to the fullest extent permitted by Requirements of Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the DIP Loan Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the DIP Loan Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any DIP Loan Document or under any other instrument executed in connection with any DIP Loan Document to which any Loan Party is or is to be a party.

9.

Maintenance of Properties, Etc. Shall (i) maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition as when new, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this covenant shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement, (ii) keep its equipment and inventory (other than inventory sold in the ordinary course of business) at the places therefor specified in the Perfection Certificate or, upon 30 days’ prior written notice to the Lender, at such other places designated by such Loan Party in such notice, (iii) promptly furnish to the Lender a statement respecting any loss or damage exceeding US$2,500,000 per

Sch. E - 3	LETTER LOAN AGREEMENT DIP FACILITY

occurrence to any of its equipment or inventory, and (iv) pay promptly when due all property and other Taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Collateral.

10.

Liens. Shall not incur, create, assume or suffer to exist any Lien on any asset of any Borrower or any of its Subsidiary Guarantors now owned or hereafter acquired by any Borrower or any Subsidiary Guarantor, other than: (i) Permitted Encumbrances or (ii) Liens in favour of the Lender.

11.

Chapter 11 Claims; CCAA Claims. If Donohue borrows hereunder, shall not, in the US Bankruptcy Cases, incur, create, assume, suffer to exist or permit any other superpriority claim that is pari passu with or senior to the claims of the Lender granted pursuant to the DIP Loan Documents and the Orders against the Chapter 11 Debtors except with respect to the Carve-Outs; and in the CCAA Cases incur, create, assume, suffer to exist or permit any court-ordered charge or Lien that is senior or pari passu to the DIP Liens except with respect to the Permitted Encumbrances.

12.

Transactions with Affiliates. Shall not enter into or permit any of its Subsidiary Guarantors to enter into any transaction with any Affiliate, other than (a) any transaction pursuant to the Existing Securitization Facility or any Replacement Securitization Facility or (b) any transaction on terms and conditions at least as favourable to such Borrower or such Subsidiary Guarantor as could reasonably be obtained at that time in a comparable arm’s length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party; (ii) any transaction between any Loan Party and any non-Loan Party that is in the ordinary course of business and in a manner and to an extent consistent with past practice; or (iii) reasonable and customary director, officer and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the relevant board of directors.

13.

Distributions. Shall not declare or pay any dividends on, or make any other distributions (whether by reduction of capital or otherwise) with respect to any shares of the Borrower or any of the Subsidiary Guarantors, without the prior written consent of the Lender, except to another Loan Party.

14.

Mergers; etc.. Shall not enter into any merger, amalgamation, consolidation, reorganization or recapitalization or change ownership or control of the Borrowers or any of the Subsidiary Guarantors, except to the extent such transaction only involves one or more of the other Loan Parties (provided that such transaction would not result in a Material Adverse Effect), without the prior written consent of the Lender.

15.

Pre-Petition Payments. Shall not make any pre-petition payment other than as permitted in the Orders, including payments in connection with the Existing Securitization Facility or other court order to which each of the Lender and the Sponsor has consented, and shall not waive, amend, modify, terminate or release the provisions of (i) any pre-petition debt or (ii) any document, agreement or instrument evidencing, creating or governing any

Sch. E - 4	LETTER LOAN AGREEMENT DIP FACILITY

post-petition indebtedness or any other material pre-petition or post-petition agreement if in the case of clause (i) or (ii), the same could reasonably be expected to adversely affect the Lender.

16.	Modification of Orders. Shall not seek or consent to, any modification, stay vacation or amendment to the Orders without the prior consent of the Lender and the Sponsor.
17.

Plans. Shall not seek or consent to any plan of reorganization or liquidation or any plan of arrangement unless all of the indebtedness under the DIP Facility are to be paid in full in cash or other immediately available funds the arrangements provided for in the DIP Loan Documents terminated pursuant thereto prior to or contemporaneously with the effectiveness of such plan.

18.	No Other DIP Facilities. Shall not request any additional debtor-in-possession facility from any other Person unless the proceeds of such facility are used to repay any outstanding Loans.
19.	Reporting. The Borrowers shall deliver to the Lender the following:
(i)

Default Notice. As soon as possible and in any event within three Business Days after any responsible officer of any Borrower has knowledge of the occurrence of each Default, a statement of such responsible officer (or person performing similar functions) of the Borrowers setting forth details of such Default or other event and the action that the Borrowers have taken and proposes to take with respect thereto.

(ii)	Monitor’s Reports. As soon as available, each report of the Monitor to the CCAA Court.
(iii)

Monthly Financials. For each month, as soon as available and in any event within 30 days after the end of such month, the financial information required to be delivered to the CCAA Court for such month.

(iv)

Cash Flows Forecasts. Commencing May 15, 2009, the Borrowers shall provide to each of the Lender and the Sponsor: (i) on the last Business Day of each week, a rolling cash flow forecast detailing the consolidated cash receipts and cash disbursements of the Borrowers and their respective subsidiaries on a weekly basis for the next 13 weeks, and (ii) on the fifth Business Day of each week, a combined weekly cash flow results of the Borrowers and their respective subsidiaries for the previous week.

(v)

Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the

Sch. E - 5	LETTER LOAN AGREEMENT DIP FACILITY

legality, validity or enforceability of this Agreement or any other DIP Loan Document or the consummation of the transactions contemplated hereby.

(vi)

Bankruptcy Pleadings, Etc. Promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Loan Parties with the CCAA Court in the CCAA Cases or with the US Bankruptcy Court in the US Bankruptcy Cases, or distributed by or on behalf of any of the Loan Parties to the Monitor, providing copies of same to the Lender and counsel for Lender; provided that such documents may be made available by posting on a website maintained by the Borrowers, and identified to the Lender, in connection with the CCAA Cases and the US Bankruptcy Cases.

20.

Advances. Shall, not at any time after the Effective Date, permit to exist any loans or advances to, or guarantee an obligation of any other Person (without taking into account any loan or advance made prior to the Effective Date) except (i) loans or advances made by one Loan Party to any other Loan Party, (ii) loans or advances made by a Loan Party to Donohue Corp. or Bridgewater Paper Company Limited for an amount not exceeding US$30,000,000 at all times.

Sch. E - 6	LETTER LOAN AGREEMENT DIP FACILITY

Schedule F – Form of Borrowing Request

[DATE]

Bank of Montreal

5th Floor, First Canadian Place

100 King St West

Toronto, Ontario

M5X 1H3

Attention:	Claudette Ho and Stanley Julien, Vice President
Fax No.:	416.867.5785

and to

Investissement Québec

393, rue St-Jacques

Bureau 500

Montréal, Québec

H2Y 1N9

Attention:	Secrétaire
Fax No.:	514.873.9917

Dear Sirs/Mesdames:

Reference is made to that certain Letter Loan Agreement dated as of May 6, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Bank of Montreal as lender (the “Lender”) and Abitibi-Consolidated Inc. (“ACI”) and Donohue Corp. (“Donohue”) as borrowers (collectively, the “Borrowers” and each a “Borrower”). Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.

[ACI / Donohue] hereby gives irrevocable notice, in accordance with the Loan Agreement, that it hereby requests a [LIBOR Loan / Base Rate Loan] in the amount of US$[(].

[[ACI / Donohue] hereby gives irrevocable notice, in accordance with the Loan Agreement, that it hereby requests a continuation of the LIBOR Loan in the amount of US$[(] which has an Interest Period ending on [DATE] for another Interest Period].

The Borrower is familiar with and has examined the provisions of the Loan Agreement and has made reasonable investigations of the records of the Borrowers and their respective subsidiaries and based on the foregoing and as of the date of this Borrowing Request, hereby certifies to the Lender that:

Sch. F - 1	LETTER LOAN AGREEMENT DIP FACILITY

(i)	the aggregate amount of Loans which are, or will be outstanding after the advance of any Loans requested under this Borrowing Request, is not greater than US$87.5 million;
(ii)

the representations and warranties contained in each of the DIP Loan Documents are correct in all material respects on and as of the date hereof, before and after giving effect to the Loan requested (or continued) hereby, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof;

(iii)	none of the Loan Parties are in any material breach of any of their covenants under the Loan Agreement or the other DIP Loan Documents;
(iv)

each of the Orders (if applicable) are executory notwithstanding appeals and have not been vacated, reversed, modified, amended or stayed in any respect as of the date hereof without the prior written consent of the Lender and the Sponsor;

(v)

as disclosed on Schedule A hereto, the net cash (determined after taking into account the availability under the DIP Facility) of the Borrowers as disclosed in the Cash Flow Forecast for the following four weeks is sufficient to meet the anticipated obligations of the Borrowers during such time period; and

(vi)	no Default, Specified Event of Default or Termination Event under the DIP Loan Documents has occurred or is continuing.

IN WITNESS WHEREOF, the applicable Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer(s) as of the date first set forth above.

ABITIBI-CONSOLIDATED INC. as Borrower
By:
Name: Title:

[or]

Sch. F - 2	LETTER LOAN AGREEMENT DIP FACILITY

DONOHUE CORP. as Borrower
By:
Name: Title:

Sch. F - 3	LETTER LOAN AGREEMENT DIP FACILITY

Schedule A – Cash Flow Calculations

[To be completed by Borrower]

Sch. F - 4	LETTER LOAN AGREEMENT DIP FACILITY

Schedule B – Avis de déboursement de prêt

(See attached)

Sch. F - 5	LETTER LOAN AGREEMENT DIP FACILITY

Schedule G – Timberland Lots

(See attached)

Sch. G - 1	LETTER LOAN AGREEMENT DIP FACILITY

Schedule H – Form of Sponsor’s Confirmation

Bank of Montreal

5th Floor, First Canadian Place

100 King St West

Toronto, Ontario

M5X 1H3

Attention:	Claudette Ho and Stanley Julien, Vice President
Fax No.:	416.867.5785

Dear Sirs/Mesdames:

Reference is made to that certain Letter Loan Agreement dated as of May 6, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Bank of Montreal as lender (“BMO”) and Abitibi-Consolidated Inc. and Donohue Corp. as borrowers (collectively, the “Borrowers” and each a “Borrower”). Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.

Reference is also made to that certain Convention de cautionnement dated as of May 6, 2009 (the “Loan Guarantee”), between Investissement Quebec and BMO.

Investissement Québec hereby confirms to BMO that (i) Investissement Quebec is satisfied that all of the Initial Availability Conditions [, the Further Availability Conditions and the Drawdown Conditions] stipulated in the Loan Agreement have been met or, if not met, that Investissement Québec hereby waives satisfaction of such conditions, (ii) Investissement Quebec is satisfied that all of the conditions set forth in the Loan Guarantee have been met and (iii) BMO is hereby authorized to advance the [initial / requested] Loan to the Borrowers pursuant to the terms of the Loan Agreement.

DATE:	________________________, 2009.
INVESTISSEMENT QUÉBEC

By:
Name:
Title:

Sch. H - 1	LETTER LOAN AGREEMENT DIP FACILITY